EXHIBIT 3

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                            SEAL HOLDINGS CORPORATION


         SEAL HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST:   That the Board of Directors of said corporation, by unanimous written consent, adopted the following resolution:

         RESOLVED, that the Certificate of Incorporation of the corporation be amended by changing Section I. so that, as amended, said Section shall be and read as follows:

                                       "I.

         The name of this Corporation is Le@P Technology, Inc."

         SECOND: That at the July 5, 2000, Annual Meeting of Stockholders of the corporation which was duly called and held upon notice in accordance with
Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its Vice President this 5th day of July, 2000.



                                          SEAL HOLDINGS CORPORATION

                                          By: /s/ CECILIO M. RODRIGUEZ
                                          ------------------------------
                                             Cecilio M. Rodriguez,
                                             Vice President